Exhibit 99.2

PARTICIPANTS

Corporate Participants

Jack Jancin – Senior Vice President-Corporate Business Development, Helen of Troy  Limited

Julien R. Mininberg – Chief Executive Officer & Director, Helen of Troy Limited

Brian L. Grass – Chief Financial Officer, Helen of Troy Limited

Other Participants

Robert Labick – President, CJS Securities, Inc.

Jason M. Gere – Analyst, KeyBanc Capital Markets, Inc.

Christopher M. Carey – Analyst, Bank of America Merrill Lynch

MANAGEMENT DISCUSSION SECTION

Operator:  Good day, everyone. Welcome to the Helen of Troy Limited. Third Quarter 2018 Earnings Call. Today’s conference is being recorded. At this time, I’d like to turn the conference over to Jack Jancin, Senior VP, Corporate Business Development. Please begin sir.

Jack Jancin, Senior Vice President-Corporate Business Development, Helen of Troy Ltd.

Good morning, everyone, and welcome to Helen of Troy’s third quarter fiscal 2018 earnings conference call. The agenda for the call this morning is as follows: I’ll begin with a brief discussion of forward-looking statements, Mr. Julien Mininberg, the company’s CEO, will comment on the financial performance for the quarter, and then update you on areas of focus for fiscal year 2018. Then, Mr. Brian Grass, the company’s CFO, will review the financials in more detail and comment on the company’s outlook for fiscal year 2018. Following this, Mr. Mininberg and Mr. Grass will take questions you have for us today.

This conference call may contain certain forward-looking statements that are based on management’s current expectation with respect to future events or financial performance. Generally, the words anticipates, believes, expects and other similar words identify forward-looking statements. Forward-looking statements are subject to a number of risks and uncertainties that could cause anticipated results to differ materially from actual results.

This conference call may also include information that may be considered non-GAAP financial information. These non-GAAP measures are not an alternative to GAAP financial information and may be calculated differently than the non-GAAP financial information disclosed by other companies. The company cautions listeners not to place undue reliance on forward-looking statements or non-GAAP information.

Before I turn the call over to Mr. Mininberg, I’d like to inform all interested parties that a copy of today’s earnings release has been posted to the company’s website at www.hotus.com. The earnings release contains tables that reconcile non-GAAP financial measures to their corresponding GAAP-based measures. The release can be obtained by selecting the Investor Relations tab on the company’s homepage and then the News tab.

I will now turn the conference call over to Mr. Mininberg.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of TroyLimited

Thanks, Jack, and good morning. Thanks to everybody for joining us. I would like to wish everybody a Happy New Year. I look forward to a successful and very prosperous 2018. I’m very pleased to report several key developments since our last earnings call, as we took important steps to improve our portfolio, our asset efficiency and also beginning to act on Project Refuel. We also gained clarity regarding tax reform, further reduced our share count and delivered another strong quarter.

The sale of Healthy Directions, which occurred in December marks the first time the company has made a significant divestiture, in this case, the sale of a full business segment. Importantly, we retained the direct-to-consumer systems and fulfillment capability we have built for Healthy Directions, which will continue to be of value to our remaining portfolio.

Healthy Directions is being placed in very good hands with Direct Digital, bringing together two complementary vitamin and mineral supplement industry leaders. This new combination will provide Healthy Directions employees with new and exciting opportunities, as they are integrated into their new company. I would like to thank the management and the staff at Healthy Directions for their hard work and dedication and we wish them the very best.

I believe this transaction demonstrates our strong commitment to focusing primarily on those brands that have the best prospects for long-term profitable growth under our ownership. With this divestiture, our Leadership Brands portfolio now represents more than 75% of total sales from continuing operations year-to-date. Those seven Leadership Brands are all core to Helen of Troy, growing and contribute the vast majority of our profitability and cash flow. We believe each has bright prospects for continued growth on top of the 7.3% they have grown in aggregate fiscal year-to-date.

The transaction also highlights the underlying health and growth prospects for our ongoing portfolio, which we expect to grow between 2.3% and 4% for the full fiscal year 2018.

As mentioned in our prior calls, we continue to look at our existing portfolio to ensure the right fit that matches our future focus areas. We also continue to look hard at acquisition candidates that represent outstanding strategic and financial propositions that leverage our greatly improved global shared services platform and our go-to-market capabilities worldwide.

Another key improvement is the progress we made on our online sales and digital marketing for our core portfolio. Online sales made up 17.4% of total revenue in the third quarter, nearly triple where we were just three years ago. Digital marketing is a major investment and a focus area companywide with significant strides nearly every day that are keeping our brands in the hearts, minds, and frankly the shopping carts of consumers around the world. The growth is coming from key customers, distributors and our own websites, with total online sales up nearly 19% year-over-year in the third quarter, and up nearly 28% from our continuing operations.

We also made progress on our capital structure and asset efficiency. We used our strong cash flow to further pay down debt in the third quarter and ended the quarter with our leverage below two times

EBITDA. We also brought back 1.2% – bought back 1.2% of our common stock in the quarter, consistent with our capital allocation strategy which includes opportunistic share repurchases.

Working capital also improved as we reduced inventory by over 5% compared to last year, reflecting continued significant progress in supply and demand planning, forecast accuracy, and other key operational efficiencies.

Regarding business performance in the third quarter, we once again made good progress. Sales growth was 1.9%, which included a drag of 0.6% from Nutritional Supplements. Growth was driven by new product introductions, incremental distribution, and international. Our Leadership Brands continue to perform well with sales up 6.4% in the quarter and all seven growing.

We expanded gross margin expansion through a better mix of sales and increased adjusted operating margin as we benefited from the important ongoing theme of greater efficiencies from our shared services platform, even as we continued to invest in our brand portfolio and our digital capabilities. These factors combined to deliver adjusted EPS of $2.52, an increase of approximately 6.3%.

The results from our investments and our year-to-date performance are sufficient for us to raise our adjusted EPS outlook for the full fiscal year of 2018. We are especially pleased to raise our outlook even as we make further marketing investments in the fourth quarter that are timed to take advantage of opportunities for our key Leadership Brands such as Braun, PUR, OXO and Hydro Flask.

Before walking through the highlights in our business segments for the quarter, I’d like to touch on the progress we’ve made on Project Refuel. When we last spoke in October, we announced this restructuring plan across our Nutritional Supplements and Beauty business segment. With the sale of Healthy Directions completed in December, the initiative now focuses solely on Beauty. The plan is well under way to right-size the Beauty cost structure, not just on the personnel side, but also in terms of how we allocate our resources between investment strategies and other go-to-market tactics.

Turning now to our business segments. I’ll focus my comments on our continuing operations. In Health & Home, our largest and most global business, we continue to make solid gains domestically, internationally, online and in-store. Sales performance in the third quarter was particularly strong, up 6.2%, bringing the segment’s growth to 3.9% fiscal year-to-date.

Profitability improved significantly due to mix improvement, disciplined investment spending, improved operating efficiency and some help from foreign exchange. Sales of our market leaders Vicks, Braun, Honeywell and PUR in this segment are growing. We measure Vicks and PUR share regularly and saw growth last quarter, as well as over the past 52 weeks for these brands. Strong Braun thermometer growth continued in Asia online and the brand is now expanding into brick-and-mortar distribution for thermometers.

Online channel segment sales grew in most every product area for the segment. Air purifiers had a strong quarter, a particularly strong quarter. We re-entered the China market under the Braun name with proprietary ifD technology that complies with China’s highest standard for air cleaning performance in a beautiful product design consistent with Braun’s venerable design heritage.

Our Honeywell air business continues to thrive in the U.S., Taiwan and Canada as investments in new products, distribution expansion and digital marketing took hold. U.S. sales for Honeywell air purifiers received an additional boost during the third quarter as West Coast consumers struggled with the tragic impact of October wildfires. Honeywell also benefited from solid fan and heater performance in the quarter.

Through the end of the third quarter, we saw only a moderate start to the cough/cold/flu season. While recent reports and new stories in just the past few weeks reflect higher incidents of flu and flu symptoms, our sales of thermometers and humidifiers correlate most highly to pediatric fever, congestion and cough. Our sales depend not only on point-of-sale, but also on retailer’s inventory levels and reorder patterns, now that the season is closer to its likely peak in the northern hemisphere.

In Housewares, we continue to buildout our digital content to engage consumers on the outstanding innovation, design and performance of our OXO and Hydro Flask products. These investments grew sales 2.6% during the third quarter, growing over a particularly strong Hydro Flask sales base in the same period last year. This brings Housewares to a year-to-date sales growth to 8.2%, with both Leadership Brands growing and with online sales as a key driver. Profitability also improved in this segment for the quarter, driven primarily by a higher mix of Hydro Flask sales.

At OXO, we saw solid POS progress in customers that we track, led by our products in the food storage, barware and bath categories. This was partially offset by lower club channel sales compared to last year’s especially strong club business. Hydro Flask continues to make progress in its key existing and emerging channels such as direct-to-consumer, web retailer, collegiate, natural foods and in customization. Hydro Flask with its number one market share position in insulated beverage bottles continues to enjoy excellent point-of-sale performance across channels we track, retailer inventory levels are largely in line with consumer takeaway.

While we are pleased with POS, we are seeing shifting dynamics between the online and brick-and-mortar channels that may impact replenishment for OXO. As such, we have become more cautious in our outlook for this business in the fourth quarter. These dynamics combined with our recent decision to delay the launch of certain key Hydro Flask new products caused us to revise our outlook for Housewares as a segment. We now expect 7% to 9% revenue growth for the full fiscal year 2018. Importantly, both OXO and Hydro Flask are expected to show healthy growth this year.

Beauty sales for the quarter declined 2.8%, bringing the sales decline for fiscal year-to-date to 1.7% for this segment. We are maintaining our full year sales outlook for Beauty since shipments for the third quarter reflect some timing shifts for professional appliances that pulled some planned December sales into the end of the third quarter.

Looking at the subcomponents of Beauty, we continue to perform well on the appliance side, largely offsetting the continued erosion in personal care, where intense competition and promotional activity make the retail environment especially challenging.

Sell-through on appliances in both the retail and professional businesses continue to be encouraging. Consumer purchases continue to favor our retail brands in key customers and channels. Syndicated data shows that during the last 13-week and 26-week periods, we grew market share in U.S. retail appliances. We are pleased that Helen of Troy continues to improve its number two domestic position in those categories.

More new items reflect consumer-centric insights, and these are planned across our hair dryers, our straighteners and curling irons for both retail consumers and professional stylists, all at attractive margins.

Our efforts in appliances not only includes consumer-centric innovation, but also digital marketing, improvements to product quality and performance and growth in professional appliances in sales there overseas.

We are – these are key focus areas receiving increased emphasis under Project Refuel. We are also making important improvements in our supply and fulfillment operations that are helping us with cost efficiency and inventory reduction.

Before concluding my comments, I’d like to touch upon some of the additional progress we have made in a strategically critical area of shared services. As discussed last quarter, the benefits from Phase 1 of our automation project and other DC improvements continue to produce excellent year-over-year gains in labor efficiency and cost reductions. This continued in the third quarter along with progress in our China sourcing and supply operation.

Attacking waste is a high strategic priority and growing competency at Helen of Troy both in our business units and within our shared services teams. Our efforts here are yielding benefits such as increased operating efficiency and freight savings on a year-over-year basis, helped by our new transportation management system. We expect to continue to reduce waste in every corner of our business, so that savings can be reinvested in our Leadership Brands for growth and help offset any cost increases as we also focus on margin.

In closing, let me reiterate our confidence in our business and in our organization. We have the right strategies, the right people and the right culture in place to continue to be relentless in our focus on executing against the choices in our transformation journey. We are energized by the progress we continue to make. We are diligently focused on maintaining a strong balance sheet. With our favorable leverage, we are in a good position to deploy capital towards accretive acquisitions or opportunistic share repurchases to create shareholder value.

We are also focused on further improving inventory and other efficiencies to accelerate cash flow. And while we are pleased with our year-to-date results, we are even more excited about our future prospects.

With that, I will now turn the call over to Brian.

Brian L. Grass, Chief Financial Officer, Helen of Troy Limited

Thank you, Julien. Good morning, everyone. We’re pleased to report an increase in adjusted diluted EPS of 6.3% in the third quarter, driven by solid growth in consolidated sales revenue, the greater mix of Leadership Brands sales, greater operating efficiency and lower diluted shares outstanding.

Before discussing the quarter in more detail, I’d like to point out two items that impacted our third quarter results and are outlined in today’s earnings release. The first item is the asset impairment charges associated with the Nutritional Supplements segment. As Julien discussed, we completed the divestiture of the business after the end of the third quarter, however, that process was underway during the third quarter, resulting in an indication of potential fair value, which triggered interim impairment testing and the pre-tax non-cash asset impairment charges of $82.2 million. The impairment consists of $70.6 million to the segment’s goodwill and $11.6 million to the segment’s indefinite lived brand assets.

Excluding deferred tax assets of approximately $53 million, which will benefit continuing operations, the segment’s net book value is approximately $54 million as of November 30, 2017.

Additionally, during the third quarter, we began to implement Project Refuel, which was developed to enhance the performance of the Beauty and Nutritional Supplements segments. As a result, we incurred approximately $1.3 million in restructuring cost during the third quarter. We initiated restructuring work in our Nutritional Supplements segment, even as we undertook divestiture activities to ensure that the business was right-sized and positioned for success, no matter the outcome of its activities.

Now, turning to our view of the quarter. Consolidated sales revenue of $453 million was – $453 million, a 1.9% increase over the prior year period, driven by an increase in our core business of 1.3% and a 0.6% benefit from foreign currency.

Core business sales revenue was driven by the contribution from new product introductions, online customer growth, incremental distribution and growth in international sales. This was partially offset by a drag of 0.6% from the Nutritional Supplements segment, and a 0.6% drag from the personal care category within Beauty.

Sales growth in the online channel continue to be strong and increased approximately 18.6%, now comprising over 17% of our consolidated net sales for the third quarter. Contributing to the growth was an increase in net sales for Leadership Brands of 6.4%. Our Leadership Brands represented approximately 73% of our consolidated net sales for the quarter, compared to approximately 70% for the same period last year.

Housewares core net sales increased 2.6%, driven by an increase in online channel sales, incremental distribution with existing customers, international growth and new product introductions for both Hydro Flask and OXO. Segment net sales also benefited from the favorable impact of net foreign currency fluctuations of approximately $0.2 million or 0.2%.

Segment sales growth was partially offset by some sales shift out of the third quarter and into the second quarter. Lower store traffic at traditional brick-and-mortar retail and the unfavorable comparative impact of strong sales into the club channel last year. Given the quarterly volatility, we believe the year-to-date growth rate is the most representative measure for this segment.

Health & Home net sales increased 6.2%, driven by growth in online channel sales, early season cough/cold/flu shipments into retail, expanded international distribution and incremental distribution with existing customers. Segment net sales also benefited from the favorable impact of net foreign currency fluctuations of approximately $1.8 million or 1%.

While recent reports indicate an increase in flu incidence and strength, ongoing point-of-sale activity for our thermometry and humidification categories will be driven by pediatric fever and overall congestion and cough. Early point-of-sale data is encouraging, but it is too early to conclude on the outcome of the season.

Beauty net sales decreased 2.8%, a solid growth in both retail and professional appliance sales, particularly the online retail customers, was offset by a decline in the personal care category. As Julien mentioned, there were some customer timing shifts for professional appliances that pulled some planned December sales into the end of the third quarter. Segment net sales benefited from the favorable impact of foreign currency fluctuations of approximately $0.8 million or 0.7%.

Nutritional Supplements net sales decreased 8.8%, reflecting a decline in auto-delivery revenue resulting primarily from the transition to new order management and customer relationship management systems, partially offset by continued improvement in direct mail and third-party retail sales.

With the divestiture of the Nutritional Supplements segment, Leadership Brands sales from continuing operations were approximately 78% of total sales for the third quarter of fiscal 2018.

Consolidated gross profit margin was 44.5% compared to 43.7% for the same period last year. The 0.8 percentage point increase is primarily due to favorable product mix, growth in Leadership Brands, and the favorable impact of net foreign currency.

This was partially offset by the unfavorable impact that the revenue declines in the Nutritional Supplements segment and personal care category had on consolidated gross profit margin. We expect a decline in our consolidated gross profit margin from the divestiture of Healthy Directions of approximately 2 percentage points on a full year basis, although we expect our overall profitability from continuing operations to improve as a result of the divestiture.

SG&A was 29.6% of net sales compared to 29.5% for the same period last year. The 0.1 percentage point increase is primarily due to higher incentive compensation expense and the unfavorable comparative impact of foreign currency revaluation, which includes the impact of currency hedges. These factors were partially offset by lower advertising expense, a decline in product liability expense, improved distribution efficiency, lower outbound freight costs, and the impact that higher overall net sales had on operating leverage.

GAAP operating loss was $15.6 million and includes pre-tax non-cash asset impairment charges of $82.2 million and pre-tax restructuring charges of $1.3 million with no comparable charges in the same period last year. These items unfavorably impacted the year-over-year comparison of operating margin by 18.4 percentage points.

Non-GAAP adjusted operating income was $79 million or 17.4% of net sales compared to $73.4 million or 16.5% of net sales in the same period last year. The 0.9 percentage point increase, primarily reflects the higher mix of Leadership Brands sales, lower marketing and advertising expense, a decline in product liability expense, improved distribution efficiency, lower freight costs and the benefit that higher overall sales had on operating leverage.

These factors were partially offset by higher incentive compensation expense, the unfavorable comparative impact of foreign currency revaluation year-over-year and drags from the Nutritional Supplements segment and the personal care category within Beauty.

Housewares adjusted operating margin increased 0.5 percentage points, primarily due to a higher mix of Hydro Flask sales, lower incentive compensation expense and the favorable impact of increased operating leverage from net sales growth, partially offset by higher marketing, advertising and new product development expense.

Health & Home adjusted operating margin increased 3.2 percentage points, primarily reflecting a decline in product liability expense, lower legal fee expense, improved distribution efficiency, lower freight costs, a decrease in advertising and new product development expense, better operating leverage and the favorable impact from foreign currency.

Lower advertising and new product development expense reflects a shift in the timing of spend from the third quarter to the fourth quarter, which we expect to result in some compression of the segment and consolidated operating margin in the fourth quarter of fiscal 2018.

Beauty adjusted operating margin decreased 2.3 percentage points, reflecting higher incentive compensation expense and the net sales decline in the personal care category and its unfavorable impact on sales mix and operating leverage, partially offset by lower media advertising expense, improved distribution efficiency and lower freight costs.

Restructuring activities from Project Refuel occurred in mid-November, therefore the benefits to operating margin was not meaningful in the third quarter of fiscal 2018.

Nutritional Supplements adjusted operating income was $1.1 million, compared to adjusted operating income of $1.9 million in the same period last year. The decrease in adjusted operating income is primarily due to higher promotion, advertising and customer acquisition costs as a percentage of sales, and the net sales decline and its unfavorable impact on operating leverage.

Income tax expense as a percentage of pre-tax loss was minus 58.4%, compared to income tax expenses of 3.7% for the same period last year, primarily due to the recognition of tax benefits from impairment charges over the course of the year in relation to pre-tax income, as opposed to the periods in which the impairment charges were incurred.

The expected $52.8 million tax benefit from impairment charges will be recognized entirely in the fourth quarter of fiscal 2018 relative to pre-tax income. Please refer to the table entitled effective tax rate and adjusted effective tax rate in the accompanying schedule to the press release for a bridge between our reported effective tax rate and our adjusted effective tax rate.

GAAP net loss was $30.4 million or $1.12 per diluted share, which includes after-tax, non-cash asset impairment charges of $88.6 million or $3.25 per diluted share, and after-tax restructuring charges of $1.2 million or $0.04 per diluted share with no comparable charges for the same period last year. This compares to GAAP net income of $57.6 million or $2.07 per diluted share in the same period last year.

Non-GAAP adjusted income increased to $68.8 million or $2.52 per diluted share compared to $66 million or $2.37 per diluted share, primarily reflecting the impact of higher adjusted operating income for our Housewares and Health & Home segments and lower weighted average diluted shares outstanding year-over-year.

Now, moving on to our financial position, at November 30, 2017, accounts receivable was $302.4 million compared to $289.9 million at the same time last year. Receivable days outstanding increased to 59.1 days compared to 57.8 days in the same period last year. Inventory was $285.6 million compared to

$301.1 million for the same period last year. 12-month trailing inventory turnover improved to 2.9 times, compared to 2.8 times in the prior year period.

Total short-term and long-term debt decreased $138.7 million to $426.2 million compared to $564.9 million at the end of the third quarter last year. We ended the third quarter with the leverage ratio of 1.8 times compared to 2.5 times at the end of the third quarter of fiscal 2017. During the third quarter, we repurchased approximately 311,000 shares of our common stock for approximately $29.2 million.

Now, I’d like to turn to our outlook. Please note that we have provided a reconciliation of fiscal year 2018 projected GAAP diluted EPS to non-GAAP adjusted diluted EPS in our earnings release issued this morning.

For fiscal 2018, we are updating our full year net sales revenue, GAAP EPS and adjusted EPS outlook to reflect continuing operations, which excludes the results from our Nutritional Supplements segment. We expect consolidated net sales revenue from continuing operations in the range of $1.44 billion to $1.46 billion, which implies consolidated sales growth of 2.3% to 4%. The revision to our consolidated net sales expectations reflects only the exclusion of the Nutritional Supplements segment.

Our net sales outlook continues to include the assumption that the severity of the cough/cold/flu season will be in line with historical averages.

In terms of any global supply and demand impacts on our business from the natural disasters in early fall of this year, we have yet to see any material adverse impact. We will continue to watch this carefully and have taken steps to mitigate and where possible avoid business impacts.

We now expect consolidated GAAP diluted EPS of $5.42 to $5.63, and adjusted diluted EPS in the range of $6.85 to $7.10, which excludes non-cash asset impairment charges, the Toys “R” Us bankruptcy charge, restructuring charges, share-based compensation expense and intangible asset amortization expense. Our diluted EPS outlook assumes that December 2017 foreign currency exchange rates remain constant for the remainder of the year.

We continue to expect to make incremental growth investments in promotion, marketing, advertising, new products and new channel development, primarily behind our Leadership Brands in the range of $0.40 to $0.50 per diluted share on a full year basis which is included in our outlook.

Regarding the expected benefits from Project Refuel, the divestiture of Healthy Directions has changed our cost and savings assumptions, now that the business is no longer part of Helen of Troy. Our restructuring and alignment activities will be focused on the Beauty segment with a heavier weight in the personal care business.

We now expect annualized pre-tax savings of $8 million over the duration of the plan, which we expect to be completed by the first quarter of fiscal 2020. The large majority of the savings will be realized in fiscal 2019, based on the planned implementation of restructuring and realignment activities. We now expect to incur total cumulative pre-tax restructuring charges in the range of $3.2 million to $4.8 million over the same period. Our diluted EPS outlook is based on estimated weighted average diluted shares outstanding of 27.3 million.

Now, I’d like to comment on recently passed Tax Cuts and Jobs Act, which represents significant U.S. federal tax reform legislation that includes a permanent reduction to the U.S. federal corporate income tax rate. On a go-forward basis, the company expects the impact of the legislation to result in a reduction to its effective tax rate beginning in fiscal 2019. The company will benefit from the lower U.S. corporate tax rate, while preserving its most meaningful tax advantages. The company will provide its fiscal 2019 estimated tax rate outlook when it reports its fourth quarter of fiscal 2018 results in late April.

Looking specifically at the fourth quarter of fiscal 2018, the reduction to the U.S. federal corporate income tax rate will have the effect of a one-time impact on the value of our deferred tax assets and liabilities. Additionally, we expect that the tax reform legislation will subject certain of our cumulative foreign earnings and profits to U.S. income taxes through a deemed repatriation. I want to point out that the repatriation provisions of the legislation only apply to our foreign subsidiaries with an ultimate U.S. parent, which represent the vast minority of foreign subsidiaries for our company. Our foreign subsidiaries with a foreign parent are not impacted by the repatriation provisions.

We are reviewing the recently enacted tax reforms effect on our deferred tax assets and liabilities and the taxation of certain foreign earnings and profits, and expect to recognize the one-time impact in the fourth quarter of fiscal 2018. Because of the short timing between the finalization of the legislation and today’s earnings release, as well as the absence of regulations, we have not reflected the potential one-time impact of legislation in our earnings outlook for effective tax rate tables, accompanying this press release. The one-time charges will have no impact on fiscal 2018 adjusted income, adjusted diluted earnings per share or adjusted effective tax rate measures.

The company has provided its estimated tax rate outlook for the remainder of fiscal 2018 in the table to the press release. We now expect the reported GAAP effective tax rate range from continuing operations of 10.4% to 10.9% for the full year of fiscal 2018. As mentioned previously, this outlook does not include the potential one-time impact from the recently enacted tax legislation that cannot be reasonably estimated at this time. We now expect an adjusted effective tax rate range from continuing operations of 6.8% to 7.2% for the full year of fiscal 2018.

The likelihood of potential impact of any fiscal 2018 acquisitions or additional divestitures, future asset impairment charges, future foreign currency fluctuations or other further share repurchases are unknown and cannot be reasonably estimated, therefore they are not included in the company’s sales and earnings outlook.

Now, I’d like to turn the call back over to the operator for questions.

Operator:  Thank you, sir. [Operator Instructions] We’ll first go to Bob Labick with CJS Securities.

<Q – Bob Labick – CJS Securities, Inc.>: Good Morning and Happy New Year.

<A – Brian Grass – Helen of Troy Limited>: Hey, Bob.

<A – Julien Mininberg – Helen of Troy Limited>: Hi Bob, good morning.

<Q – Bob Labick – CJS Securities, Inc.>: Hi. I just wanted to start with the – I guess Q4 implied guidance or the guidance for the year, I think you touched on all these points, but I was just hoping you could consolidate it and clarify? And by that, I mean, I think there was some less spending in Q3, fantastic quarter, obviously some good growth and a little more marketing spending going into Q4, is that just in Health & Home or is that across the board in all the segments or – just talk about the drivers between Q3 and Q4?

<A – Julien Mininberg – Helen of Troy Limited>: Yeah. Good. Hi and thanks, we’re very proud of the quarter. In the case of the spending, we did have some timing shifts from Q3 into Q4, and there are some spectacular opportunities available in Q4, and we’re taking advantage of them. It does go beyond PUR into other Leadership Brands, the majority is in Health & Home of the kind of plus up in Q4, but we’re also feeding some extra into OXO, Hydro Flask as well.

On the Beauty side, it’s mostly research-oriented incremental spending as opposed to the stuff that will hit the market, and that’s mainly because of the seasonality in Beauty, we put our money behind the Christmas season and then lead up to Christmas.

<Q – Bob Labick – CJS Securities, Inc.>: All right. Great. And then, obviously, really strong balance sheet even before the incremental cash comes in from the sale of Healthy Directions. So, maybe if you could just update us on the M&A environment out there, are there still targets that you are seeing, how the multiples are, if there’s opportunities near term? Or how you’re prioritizing obviously the strong balance sheet?

<A – Julien Mininberg – Helen of Troy Limited>: Yeah. So, thanks on the balance sheet and for everybody on the call, as a quick reminder, we’re in the most cash flow producing part of our fiscal year. You saw that in Q3. We expect that you will see that again in Q4, it’s just the nature of the weighting of our business, so that 1.8 times and all the debt paid down that you saw in Q3, it will continue in Q4, and to your point about the proceeds from Healthy Directions that only adds more fuel in that regard.

On the subject of M&A, it is very much our strategy to continue to build the company through acquisition, it’s our priority as well, and yet we have not made meaningful acquisitions since the Hydro Flask buy. So the money, it’s not like it’s burning a hole in our pocket, and we will just buy, but we are participating in a number of processes. We have participated in several, and frankly we’ve turned our nose up at quite a few of the opportunities that have come across our radar screen, because what’s right for one company to sell is not necessarily right for another company to buy, just because it’s on the market, no matter how many calls we get suggesting otherwise. And in the case of the specific deal flow, I don’t know, Jack, if you’d like to comment a bit on that, that might help, not with any specific deal, just a feel of deal flow, which I think is what he’s asking.

<A – Jack Jancin – Helen of Troy Limited>: Yeah, I would say that there are a number of opportunities that are out there that we’re looking at and it’s a matter of finding – as Julien said, finding the right one and then we’re very disciplined against the criteria that we’ve published and shared with everyone that we’re not just going to buy a business for the sake of buying the business, it’s got to be right, it’s got to be strategic and fit into our shared service model. So there’s – we’re just not going to make a say a purchase for the sake of making a purchase, it will be strategic. But there is deal flow out there and we’re involved in a number, I can’t tell you that we’ll get to conclusion on them unless they fit our criteria.

<A – Julien Mininberg – Helen of Troy Limited>: And we’re careful on price obviously, and the subject of whether it would help us in our tax structure, you probably heard Brian’s call – comments in the call and I’m sure everybody else heard. We’re very pleased that there’s now certainty, where before the market only saw uncertainty, and all of us were wondering, you know, how the tax law would come down. It’s a net favorable to Helen of Troy, so that continues to be a good quiver in our M&A arrow, although we would never pay extra, it’s just what’s right for us business-wise and operationally which is where that structure is so good for us.

And in the case of deal size, with a bigger war chest, we’re not afraid to take a swing, but it has to be right, and we’re also not afraid to tuck-in something small if it just happens to be hand in glove into one part of our business. And so, we’ll not feel like we have to make a big purchase just because there’s a big opportunity.

<Q – Bob Labick – CJS Securities, Inc.>: Okay. Super. And then one last one, I’ll come back in queue. Just if you could give us a little update on Hydro Flask in terms of kind of channel inventory and POS, and how that’s growing. And then I think you mentioned a delay in new product introductions, maybe into this calendar year or whatever, but maybe just...

<A – Julien Mininberg – Helen of Troy Limited>: Yeah.

<Q – Bob Labick – CJS Securities, Inc.>: ...that update as well.

<A – Julien Mininberg – Helen of Troy Limited>: Yeah. Yeah. No problem. It’s a good question. I know there has been a lot of talk in the market about what’s the status of Hydro Flask. So, we made some specific comments in the script just now, just to make sure that people knew the facts on the brand that are available.

Hydro Flask year-to-date has grown, Hydro Flask will grow for the fiscal year 2018, and that’s no mean feat growing over doubling in the prior year, and Hydro Flask had an especially strong Q3 in the year ago base, but nonetheless keeps on chugging, so we like that. On the subject of retailer inventory, it’s been pointed out exhaustively, there has been some excess retail inventory earlier in the fiscal year, but that’s not what we’re seeing now, retail inventories at any customer that we see it – see those numbers is more or less tracking to consumption is relatively healthy, while there was some excess in the marketplace before, that’s also helped us right-size our inventory, and you heard the total inventory for the company come down year-over-year in Q3, we just reported that. And last quarter you probably remember that we actually did not take inventory down. And so maybe that’s a good reflection of the fact that Hydro Flask is seeing healthy retail orders, and not this backlog that that’s been talked about so heavily.

And in the subject of share growth, we like where we are on Hydro Flask as well, we mentioned that in the call and on Hydro Flask new initiatives, they just continue to do well, not every hit that we make is a big hit in the marketplace, and that said, our track record is quite good.

And in terms of delay, it’s our goal to get Hydro Flask to not only grow in the water and hydration space, but also into some adjacencies, and we talked about that in the last quarterly call. We’re very careful to get those products just right, and it’s important to us that the timing takes a second seat to exactly right in the product, and that makes a big deal to Hydro Flask. So, we didn’t hesitate to make a decision recently, actually, to push one of those initiatives out, and it happens to fall now into the early parts of fiscal 2019, as opposed to the late part of fiscal 2018.

That’s the general update on Hydro Flask. So, strongly positive, slightly less positive than where we started the whole fiscal year and that’s caused some noise during this fiscal year and has attracted a lot of commentary and discussion, but the net outcome is going to be another winning year for Hydro Flask.

<Q – Bob Labick – CJS Securities, Inc.>: Great. Thanks very much.

<A – Julien Mininberg – Helen of Troy Limited>: Yeah, you bet, Bob.

Operator:  We’ll next go to Jason Gere with KeyBanc Capital Markets.

<Q – Jason Gere – KeyBanc Capital Markets, Inc.>: Okay. Thanks. Good morning. Hey guys.

<A – Julien Mininberg – Helen of Troy Limited>: Hi.

<Q – Jason Gere – KeyBanc Capital Markets, Inc.>: I guess I – hi. I guess first question I just want to kind of lead – I guess I continue with the talk on Hydro Flask, and just one thing, I mean and I know it’s kind of like your first real year having it through the holiday season. I guess at the holiday season, we definitely saw some of your competitors get a little bit more aggressive on price. We saw Yeti, S’well, the bottle prices came down a little bit, was that just transitional because of the holiday season or is that something that’s just more systemic of the category that maybe they just priced wrong, and then everyone else has to adjust? And then I have a more longer term question, but I just wanted to kind of clarify that point.

<A – Julien Mininberg – Helen of Troy Limited>: Yeah. So, good question, it’s actually the second year we have it in the holiday season, and you probably remember the comments in the last call, where we talked a lot about the inventory that was out in the marketplace, there’s been a lot of speculation about, is that healthy, is that unhealthy, and in the comments I just made to Bob and I also mentioned in our prepared remarks that retailer inventories are looking healthy these days.

The prior quarter, we did see promotional activity by competitors such as the ones you mentioned, and we ourselves put some offers into the marketplace, for example, around Black Friday, we put 25% off our own website and some retailers get what we call kind of a MAP price holiday or an opportunity to vary from pricing once or twice a year. And they chose to fund down their pricing as the market itself blew through a bunch of their excess inventory regardless of ours.

So, we were matching as well as giving the retailer the freedom to do what they thought was right in the category. That’s been very good for inventory, I think not only for them, but frankly also for us, and it demonstrates that we can keep growing share even in that environment which speaks to the underlying strength of Hydro Flask itself.

<Q – Jason Gere – KeyBanc Capital Markets, Inc.>: Okay. Good. No, thank you for the clarification. And here is the longer term question, I guess, if I do the math right, I mean, you guys have a great advantage that your online business is probably the largest, I think we’ve seen in the HPC talking about 17% of sales now and growing 18%. So, if the math is right, that’s 3.5% of your sales growth, which implies brick-and-mortar is declining low single-digits. So, couple of things I guess I want to talk about: One, which categories are you in that you still think you’re underpenetrated on online that there’s still more room for growth for direct-to-consumer?

Two, with the brick-and-mortar, how do you work with the partners in terms of trying to stabilize this business, and I do appreciate that you made – you said there were some incremental distribution opportunities in some of your businesses. So, are you now looking at other channels that maybe you haven’t looked at before, so maybe thinking about the ACV of some of your products out there. So, I was just wondering what’s – the end game, I’m sure from your perspective is stabilized brick-and-mortar, and that’s an industry thing and keep growing online, but can you just maybe talk a little bit about the parameters around that topic? Thank you.

<A – Julien Mininberg – Helen of Troy Limited>: Yeah. Thanks, Jason. It’s a terrific question. First of all the world is changing very fast, and I appreciate your comments that we’re not only changing with it, but more than keeping up, we’re gaining ground in that area and those high teens that we’re now at in the total online sales, we’re proud of that, as I mentioned in the prepared remarks, it’s nearly tripled where we were just a couple of years ago, and it’s nice of you to say we’re ahead of others that you see in the space, so that’s all good news.

In terms of penetration, believe it or not, we think we’re fairly underpenetrated relative to what’s possible in a couple of key places, Beauty appliances in particular, it’s amazing how far we’ve come over the last 12 months to 18 months versus where we were before that. And pieces of business that are just doubling year-over-year in sub-segments in various parts as we really put the pedal to the metal, and I mentioned in my prepared remarks that it’s almost like every day, there is another development to the good in that area and very, very few setbacks. So, it’s a good place.

We’re hiring the right kind of people, we’re putting the money, and frankly we’re learning really fast, applying best practices across the company, because of the very nature of our culture is now completely de-siloed versus where we were just a couple of years ago. So, best practices are flying. And we’ve also even gone as far as to bring in an outside look at our own digital marketing capability and benchmarked ourselves, because even with those good results we’re not satisfied, and we know that the world is changing, and we want to remain a leader in this area.

So, Beauty is one where there is more. On the subject of the math about so if online is growing at this rate, then brick-and-mortar must be shrinking at that rate. We have to check that that’s not a number we report. So, I don’t really have a comment on, it sounds a little aggressive on the brick-and-mortar side, just on the surface of it, but you may be right, we’d have to check into that.

And in terms of brick-and-mortar, it varies tons by category. So, for example in the OXO business, which is another that we are just on fire on the online side, it’s amazing, how much ground we’re gaining, how fast we’re going, the money we’re putting is paying off, we’re putting more, and it’s just working, that part is great, but I think we’re underdeveloped there too. And frankly there are plenty of competitors on there that we need to step up and make sure that we keep our edge. So, that’s important to us.

In the case of OXO, it’s historically been much more dependent on brick-and-mortar, and those kinds of impulse buys. So, it’s important to us to continue to feed the strength in brick-and-mortar, keep that big wall that you often see in so many of the stores like a Bed Bath or a Target or those kind, and now build the equivalent of it in cyberspace. So that kind of work is yet to be fully done, and I think there is opportunity there in a big way.

And then lastly, the idea of other categories, where we’re – that you asked about, where we think there is new opportunity, don’t rule out brick-and-mortar, 80-plus percent of all that’s sold in this country is still sold in some sort of store, despite of the growth in all the headlines from online, and certain categories like cold and flu related incidents are still sold in stores, and we’re feeding that in a big way, and frankly growing as you heard in the report that we just made. And that said, other areas like outside United States, China, Europe, we’re growing at enormous rates in terms of online, and it’s no longer just due to a small base, we’re now anniversarying those bases, and continuing to grow especially in thermometers. So, hope that gives you a little overview.

<Q – Jason Gere – KeyBanc Capital Markets, Inc.>: No, that’s terrific. Thank you. I’ll pass on to the next caller.

Operator:  Our next question comes from Christopher Carey with Bank of America Merrill Lynch.

<A – Julien Mininberg – Helen of Troy Limited>: Yeah. Hi, Chris.

<Q – Chris Carey – Bank of America Merrill Lynch>: Hi, guys. Hey, how are you? Thanks for the question. So, a couple, just I guess, just carrying on with Housewares a bit, just given the mix dynamics you mentioned this quarter for Housewares margins, it sounds like OXO was maybe less of a contributor this quarter, and you’re expecting a bit more of moderation in Q4. I guess can you just expand on the comments that you made around what is occurring with OXO in your prepared remarks? And then I guess marry expectations for that moderation and the latest launches in Hydro with an expectation for acceleration in Q4 in Housewares specifically? And I say acceleration just based on the implied Q4 to hit the full year guidance?

<A – Julien Mininberg – Helen of Troy Limited>: Yeah, I’ll start, but I’d like Brian to make sure we’re clear on that subject about margin in Q4. I’m not so sure we’re aligned on that topic with you, so importantly that one gets some moment.

On the subject of OXO moderation, OXO is growing, OXO will continue to grow in Q4 under our current internal outlook, and OXO will have a good year. So, that’s the headline on OXO.

The moderation is coming from the fact that all the dynamic between brick-and-mortar, and online similar to the areas that Jason was asking about, it’s a war out there between retailers. We are agnostic largely from a margin standpoint, and we’re supporting our winning customers. In fact, our strategy explicitly is to win with winning customers, and we see winners both online and also in key parts of brick-and-mortar.

As they fight it out, the fact is that POS and order patterns don’t necessarily match. I’m sure you’ve seen 100 retailer press releases from various players talking about them very proudly taking their inventory down that helped them a lot in the holiday season as well for the retailers and the point is those pride – proudful statements are sometimes less shipments for us, and we’ve seen a little bit of that in OXO.

So, we’re being a little careful, because even though the underlining POS is good, the retailer inventories continue to lean down in some areas, and we’re not yet sure which replenishment orders will be timed to which month, because they have not yet made that clear to us. Now, as we get to the very end of our fiscal year, it’s always a crapshoot of which customer which week and which month in terms of those orders as they catch up with the POS, would remain healthy underneath. So, that’s the reason for the caution there.

On the subject of marrying it to the guidance, you did see us take our guidance down by a single-point, so it’s now 7% to 9%, it was 8% to 10%. You also probably heard us say that our fiscal year to date is 8.2% for Housewares in terms of total growth. So, there won’t be much change frankly or news in the fourth quarter, because 8.2% is smack in the middle of the 7% to 9% guidance that we’re giving. So, Q4 should be roughly similar, might be tiny a bit more, tiny a bit less based on that variability that I just talked about, and it’s not yet known. So, we’re being a little cautious in that regard. And in terms of the profitability in Q4, and this perception of compression that you mentioned, I just want to make sure Brian speaks to that.

<A – Brian Grass – Helen of Troy Limited>: Yeah, I’m not sure I understood the margin question, but there will be a little compression from some additional spend that Julien referred to that we have targeted for the fourth quarter, that was your – what was your question was, but if it was something else, please clarify.

<Q – Chris Carey – Bank of America Merrill Lynch>: No. Yeah, no just to clarify, you guys said Housewares margins had improved in the quarter because of mix, because you saw some better – you saw more...

<A – Julien Mininberg – Helen of Troy Limited>: More Hydro Flask.

<Q – Chris Carey – Bank of America Merrill Lynch>: ...growth in Hydro Flask. So, that was...

<A – Julien Mininberg – Helen of Troy Limited>: Correct.

<Q – Chris Carey – Bank of America Merrill Lynch>: ...that was the only comment on margins that wasn’t implied of compression, it was simply...

<A – Brian Grass – Helen of Troy Limited>: Okay. Got you.

<Q – Chris Carey – Bank of America Merrill Lynch>: Okay.

<A – Brian Grass – Helen of Troy Limited>: Got you now.

<A – Julien Mininberg – Helen of Troy Limited>: Yeah. So, just for clarity, so everyone on the call has it crystal...

<Q – Chris Carey – Bank of America Merrill Lynch>: Yeah, no.

<A – Julien Mininberg – Helen of Troy Limited>: ...so Housewares margin increased by 0.5 point during the Q3 period, we’re not forecasting specific margin by quarter for the fourth quarter, we just don’t give that kind of guidance in general, but we’re expecting the spend that we mentioned to have its various impacts across the company, and we’re very pleased to spend into opportunity, it’s the right thing to do, we see the opportunities, we are going to grab them and whether it creates a little short-term chatter in margin, frankly we don’t care, we’re just going to do what we think is right for the brands, not only for the quarter, but for the year, and where we see good opportunity we will spend against it.

<Q – Chris Carey – Bank of America Merrill Lynch>: Yeah, make sense. And then just broadly we’ve seen pressure across the HPC space on inventory’s pricing and promotion, but really inventory, I guess just, what do you – what’s your general view on this concept of inventory reductions going forward as retailers get more efficient on inventory levels. And what kind of variability that can cause on a quarter-to-quarter basis as you’ve highlighted in the call so far?

<A – Julien Mininberg – Helen of Troy Limited>: Yeah, so it’s a great question. We welcome it, is my short answer. We love the fact that retailers have become much more disciplined about their own inbound planning for inventory, and we love the fact that there’s healthy inventory in the retailers. It can be a challenge for us, in terms of pipeline fill and order planning and being careful with our own inventory, so that our warehouse does not become their overflow as opposed to keeping it in their warehouse, and because of that we’re making major changes in our own operational systems.

You’ve heard us talk about that quarter after quarter, Q3 was no exception, in fact, we kind of crushed it on that subject in Q3, and you heard us take our inventory down in Q3, even as we grew, which is and even as they took the actions that you’re talking about. So, if that’s not a good example, I don’t know what is, and it’s not just like oh good quarter, this is hopefully soon to be the fourth year in a row that the company is able to take its inventory down. And so this is a multi-year transformation. We’ve been on this boat for a long time now, and we’ve put three annual results on the board that we’re very proud of. We’re hoping to put a fourth one on, we’ll see how the quarter plays out in Q4, and take our inventory down even as they take their inventory down, which screams operational efficiency not just for them, but frankly also for us.

<Q – Chris Carey – Bank of America Merrill Lynch>: Got it. And if I could squeeze one more in, if you don’t mind. Just on Beauty, on the personal care side, obviously you really focused on margins in that business or just improving the cost structure, but obviously we saw in December that you’re willing to assess strategic optionality for some of these underperforming businesses. Is that a potential in personal care or just very much focused on rightsizing the cost structure in the near-term? Thanks.

<A – Julien Mininberg – Helen of Troy Limited.>: Yeah. It’s a great question, and we have said several times that outside of our Leadership Brands portfolio, we are looking – we reiterated that statement today, Personal Care is outside of our Leadership Brands portfolio, so it falls into that bucket. And so for that reason, it gets a look, but we don’t want to signal to the market that that’s our exact plan. It is not – our plan is to look at the rest of that bucket, ask what stays, what might not be the right long-term fit, and make our choices accordingly.

We’re also very careful to keep investing in parts of the business that are not in the Leadership Brands group that we think are good for our cash flow, good market positioning, these are important brands to us. So, personal care is one of several in that bucket, and therefore on that radar screen, I think that’s as far as we’re willing to go at this point.

Oh! I’m sorry also on the Refuel side, we’re aggressive on that subject. We talked about it in the October call and we gave you a little update now in our prepared remarks. We meant every word both times and we’re serious about acting. Personal care is receiving a lot of attention in that area as we find the best ways to compete against some really big brands that are multi-billion dollar propositions for the companies that sell those products. And in the world of those elephants, we’re the mouse. That said, the mouse can be very nimble and not get stepped on and drive the elephants to distraction, if they do a good job with the assets that they do have. So, we’re moving those assets around. We are also just frankly taking some cost out, because we think there are some places where we’re inefficient and we should not be spending at those levels or have that kind of structure, especially as there’s pressure on the revenues and the profitability, we’d be bad managers if we allow that to happen unless the cost structure is the same, unless all the tactics are same, that wouldn’t be right and that’s the energy behind Refuel.

Operator:  All right.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Limited

Great. Well, operator, my understanding is, there is no other questions at this time?

Operator:  Correct sir, there are no other further questions.

Julien R. Mininberg, Chief Executive Officer & Director, Helen of Troy Limited

Great. Well, with that, we’d love to thank you all for joining us today. Once again, Happy New Year. We’re off to a strong start in calendar year 2018 with what we just reported. We hope also for you, you’re off to a strong start for the year. It’s cold out there, there is people getting sick out there, so we’ll see how all that plays out as Q4 proceeds. We do look forward to speaking to many of you in the coming weeks and we’ll be meeting those of you who are attending this week’s ICR Exchange Conference in the next 24 hours, so we’ll leave here and head there. And our fourth quarter fiscal year end call will be in late April as we normally plan, and at that time we will also provide guidance for our fiscal year 2019. So, with that, thank you and have a great day everybody.

Operator:  That does conclude today’s conference. We thank everyone again for their participation.